Exhibit 5.1

December 22, 2006

BIRKS & MAYORS INC.

1240 Square Phillips

Montreal, Quebec

Canada

H3B 3H4

Birks & Mayors Inc. (the “Company”)

Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to the Company in connection with the Registration Statement (the “Registration Statement”) on Form S-8 filed December 22, 2006 by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering, under the United States Securities Act of 1933, as amended (the “Securities Act”), Class A Voting Shares (without nominal or par value) of the Company’s share capital (the “Shares”), and more specifically:

(i) 162,437 Shares which may be issued by the Company to participants in the Henry Birks & Sons Inc. (n/k/a Birks & Mayors Inc.) Employee Stock Option Plan (the “ESOP”) upon the exercise of the options issued thereunder:

(ii) 100,000 Shares which may be issued by the Company to participants in the Birks & Mayors Inc. 2006 Employee Stock Purchase Plan (the “ESPP”) in accordance with the terms and conditions thereunder;

(iii) 900,000 Shares which may be issued by the Company to participants in the Birks & Mayors Inc. Long-Term Incentive Plan (the “LTIP”) upon the exercise of the options or other awards issued thereunder; and

(iv) 671,564 Shares, such number of Shares which equals the sum of:

(a) 158,339 Shares;

(b) the Stock Option 1 Variable Share Number (as such term is defined below);

(c) the Stock Option 2 Number (as such term is defined below); and

(d) the Stock Option 3 Number (as such term is defined below),

and such Shares which may be issued by the Company to participants pursuant to stock options granted pursuant to certain non-plan agreements (collectively, the “Non-Plan Agreements”).

In connection with the opinion hereafter expressed, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the ESOP, the ESPP, the LTIP and the Non-Plan Agreements, as well as such other documents, papers, instruments, certificates of public officials and corporate records, including the Company’s restated certificate and articles of incorporation dated November 14, 2005, as we have deemed necessary as a basis for the opinions set forth herein. We have relied as to factual matters on certificates or other documents furnished by the Company or the Company’s officers, including the Specific Officer’s Certificate (as such term is defined below), and by governmental authorities and upon such other documents and data that we have deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of all persons executing such documents, the conformity to original documents of all documents submitted to us as copies, and the truth and correctness of any representations and warranties contained therein.

With respect to the Non-Plan Agreements, we have noted that certain of the specific Non-Plan Agreement stock options (such specific Non-Plan Agreement stock options being hereafter referred to respectively as “Stock Option 1”, “Stock Option 2” and “Stock Option 3”) are exercisable for a number of Shares which is fixed by way of formula, as follows:

(i) Stock Option 1 provides for an option to subscribe for that number of Shares (the “Stock Option 1 Variable Share Number”) which, immediately following their issue, would represent two percent (2%) of the issued and outstanding Shares in the capital of the Company (on a fully diluted basis), provided that any new stock options or other securities exercisable for, convertible into or exchangeable into capital stock (or Shares issued upon exercise, conversion or exchange thereof), any new restricted stock or any other new equity granted or issued for a compensatory purpose following the “Effective Time” (as such term is defined in that certain agreement and plan of merger and reorganization among Henry Birks & Sons Inc., Birks Merger Corporation and Mayors Jewelers Inc. dated as of April 18, 2005, as amended) to employees, officers, directors or consultants shall be disregarded for purposes of calculating two percent (2%) of the issued and outstanding Shares in the capital stock of the Company (on a fully diluted basis);

(ii) Stock Option 2 provides for an option to subscribe for an additional two percent (2%) of the issued and outstanding Shares in the capital stock of the Company as at January 1, 1999, regardless of the date of exercise of Stock Option 2 (and not on a fully-diluted basis after January 1, 1999) (the “Stock Option 2 Number”); and

(iii) Stock Option 3 provides for an option to subscribe for an additional two percent (2%) of the issued and outstanding Shares in the capital stock of the Company as at April 1, 2002, regardless of the date of exercise of Stock Option 3 (and not on a fully-diluted basis after April 1, 2002) (the “Stock Option 3 Number”).

We have been provided with a certificate from the Group Vice President, Legal Affairs and Corporate Secretary of the Company (the “Specific Officer’s Certificate”) which sets out that:

(i) assuming the exercise of Stock Option 1 on September 30, 2006, then the Stock Option 1 Variable Share Number would equal 260,687 Shares;

(ii) based on the issued and outstanding shares of the Company as at January 1, 1999, the Stock Option 2 Number equals 126,272; and

(iii) based on the issued and outstanding shares of the Company as at April 1, 2002, the Stock Option 3 Number equals 126,266.

For the purposes of rendering our opinions hereunder, we have relied solely on the Specific Officer’s Certificate in order to opine on the number of Shares underlying Stock Option 1, Stock Option 2 and Stock Option 3 that were authorized for issuance by the directors of the Company, and, further, we have assumed that Stock Option 1 was exercised in full on September 30, 2006.

Our opinion expressed below is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein, and we do not express any opinion herein concerning any other law. Based upon and subject to the foregoing, we are of the opinion that, assuming no change in relevant facts, then (i) when the Registration Statement becomes effective under the Securities Act, and (ii) if the options or other awards are exercised, and the subscription price therefor is paid to the Company by the participants, in accordance with their terms and the terms of the ESOP, ESPP, LTIP, or as the case may be, the specific Non-Plan Agreement pursuant to which such options or awards were granted, up to 1,834,001 Shares will be validly issued, fully paid and non-assessable in accordance with the Canada Business Corporations Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated herein and is addressed to you for the purposes of registering the Shares underlying the ESOP, the ESPP, the LTIP and the Non-Plan Agreements under the Securities Act pursuant to the Registration Statement.

Very truly yours,

/s/ Stikeman Elliott LLP
STIKEMAN ELLIOTT LLP